Exhibit 10.1

November 11, 2009

Joseph P. Lacher, Jr.

95 Drumlin Road

South Glastonbury, CT  06073

Dear Joe:

We are excited about the prospect of you joining the Allstate team. The purpose of this letter is to officially extend to you an offer to join Allstate as President, Protection effective November 30, 2009. The terms and conditions of this offer are briefly outlined below. We are pleased to offer you this compensation and benefits package, the most important elements of which are outlined below.

Base Salary

Your annualized base salary will be $650,000 ($54,166.67 per month) and will be paid bi-weekly. Subsequent increases in base salary, generally awarded on an annual basis, will be dependent on your performance and the performance of the company.

Annual Incentive Compensation

In addition to your base salary, you will be eligible to receive incentive compensation under our annual incentive program. In this program, you will be eligible for an annual cash incentive award targeted at 125% of your base salary. Individual incentive awards are designed to reward results for corporate and personal performance. For 2009, your incentive award will be guaranteed at the target award amount pro-rated based on your hire date and payable in cash by March 15, 2010.

Additionally, subject to the terms and conditions of The Allstate Corporation 2009 Equity Incentive Plan, you will be eligible for annual awards of equity equal to 350% of your base salary.  A 350% award value will be guaranteed to you for your 2010 grant subject to the approval of the Compensation & Succession Committee in February 2010. Historically, equity has been granted in the form of stock options and restricted stock units. Using a valuation formula, options are generally awarded annually at the fair market value of the common stock on the date of grant with the approval of the Board. The options generally have a ten year term and vest in equal installments over a four year period starting on the first anniversary date. The restricted stock units, which are based on market value at the time of grant, generally convert in one installment four years from the grant date and pay dividend equivalents in cash.  Management is provided with the opportunity to apply discretion to the annual award amount.

1 2775 Sanders Rd A1 North Plaza•Northbrook, IL 60062•847-402-8209•ssinc@allstate.com

Exhibit 10.1

Signing Bonus - Equity

In connection with your hire, you will receive a one time equity signing bonus of $1,500,000 to be granted 65% in stock options and 35% in restricted stock units. The stock options and the restricted stock units will be granted to you on the first business day of the month following your date of hire. The stock options have a ten-year term and vest in four equal installments starting on the first anniversary of the date of grant. The option exercise price will be the closing price of a share of Allstate stock on the date of grant. The restricted stock units convert in two equal installments two and four years respectively from the grant date and pay dividend equivalents in cash.

Relocation Assistance

You will be eligible for a relocation package if you are employed with Allstate through January 1, 2010. A lump sum payment to cover such items as travel, lodging and meals for home finding, temporary living, and return trips; as well as relocation allowance to help with some of the expenses not covered under the relocation policy will be paid no later than March 15, 2011. You will be eligible for other relocation assistance including certain benefits related to home sale assistance, finding and purchasing a home in the Chicago area, and packing and moving your household goods, pursuant to the terms of the policy that is in effect. An Allstate’s relocation representative will provide complete details on the relocation benefits available to you. During this transition period, you will be responsible for any expenses associated with your living arrangements in Northbrook and your commute to and from your Connecticut home.

Vacation and Holidays

Allstate provides a Paid Time Off (PTO) bank to employees. Starting in 2010, you will be eligible for up to 25 days of PTO on an annual basis.  The PTO bank can be used for vacation, personal matters, family illness and illness not covered by the short term disability (STD) plan and are intended to provide you with additional flexibility in planning your professional and personal life.  In addition to PTO days, you will receive company holidays and miscellaneous time off for events such as a funerals and jury duty. For 2009, your PTO bank of 19 days will be pro-rated based upon your date of hire.

Executive Benefits and Perquisites

Benefits:

You will have the opportunity to participate, subject to the express terms and conditions of the respective plans, in a comprehensive package of benefit plans.  The following benefit plans are offered:  Medical, Dental, Vision, Employee Life Insurance, Dependant Life Insurance, Accidental Death and Dismemberment Insurance, Long Term Disability Insurance, Health Care

2 2775 Sanders Rd A1 North Plaza•Northbrook, IL 60062•847-402-8209•ssinc@allstate.com

Exhibit 10.1

Flexible Spending Account, Dependent Care Flexible spending Account, Purchase of PTO days, Group Critical Illness, and a Group Legal Plan.

You are eligible to participate in the medical plan on your first day of employment.  Coverage under the medical plan is not subject to pre-existing limitations.

Accompanying this letter is an overview of these programs.

Car Allowance, Tax Preparation, and Executive Physicals:

As a Senior Management Team member, you will be entitled to an annual car allowance of $13,560 ($1,130 per month). Additionally, other perquisites you are entitled to will include financial planning services of up to $10,000 per year, personal tax preparation services and executive physicals through the Allstate Executive Health Management program. Change-in-control benefits are provided pursuant to an agreement to be presented to you upon hire.

Retirement Plan and 401(k):

You will also have the opportunity to participate in the Allstate Retirement Plan and the Allstate 401(k) Savings Plan subject to the Plan’s terms and conditions.  The Allstate Retirement Plan is a pension plan that is funded by Allstate and provides benefits at your retirement based on compensation and years of service with Allstate under a cash balance formula.

The Allstate 401(k) Savings Plan allows eligible employees to make pre- and after-tax deposits to their 401(k) savings accounts.  Participants may be eligible for a company contribution on pre-tax deposits of up to 5% of eligible compensation, based on a two-tiered formula.  The minimum amount the company will contribute annually is 50 cents for each dollar on the first three percent of eligible pre-tax compensation contributed, and 25 cents on the dollar on the next two percent of eligible pre-tax compensation contributed.  The company contributions are made in the form of Allstate stock and the amount of the matching award is based on our Customer Loyalty Index.

An overview of many of the benefits provided by our total rewards program is included for your review. Additionally, you can visit our career website at www.allstate.jobs.

All of our compensation and benefit programs are subject to future modifications as appropriate to help us continue to be competitive in the marketplace.

Joe, we believe you will make a critical contribution to Allstate and enjoy a challenging and rewarding career in the process. We want you to be a part of our success and share in the rewards.

3 2775 Sanders Rd A1 North Plaza•Northbrook, IL 60062•847-402-8209•ssinc@allstate.com

Exhibit 10.1

We are delighted to extend this offer to you, and we look forward to a favorable reply. To confirm your acceptance of this offer of employment with Allstate subject to its policies, please sign and date this letter and return it in the FedEx envelope provided.

Sincerely, /s/ Suzanne Sinclair Suzanne Sinclair Director Allstate Talent Acquisition ACCEPTED AND AGREED: Name: Joseph P. Lacher, Jr. Signature: /s/ Joseph P. Lacher, Jr. Date: 11/13/09

4 2775 Sanders Rd A1 North Plaza•Northbrook, IL 60062•847-402-8209•ssinc@allstate.com